Exhibit 99.1

Seritage Growth Properties Reports Fourth Quarter and Full Year 2016 Operating Results

New York, NY – February 28, 2017 – Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner of 266 properties totaling over 42 million square feet of gross leasable area (“GLA”), today reported financial and operating results for the three months and year ended December 31, 2016.

Financial Results

For the three months ended December 31, 2016:

•	Net loss attributable to common shareholders of $15.0 million, or $0.48 per diluted share
•	Total Net Operating Income (“Total NOI”) of $48.7 million
•	Funds from Operations (“FFO”) of $34.5 million, or $0.62 per diluted share
•	Company FFO of $30.0 million, or $0.54 per diluted share

For the year ended December 31, 2016:

•	Net loss attributable to common shareholders of $51.6 million, or $1.64 per diluted share
•	Total NOI of $190.5 million
•	FFO of $106.5 million, or $1.92 per diluted share
•	Company FFO of $127.3 million, or $2.29 per diluted share

Operational Highlights

For the year ended December 31, 2016, including the Company’s proportional share of its unconsolidated joint ventures (“JVs”):

•

Increased annualized Total NOI by approximately 14.0% to an estimated $226.7 million, including all signed leases and net of rent attributable to the associated space to be recaptured, compared to an estimated $198.9 million as of December 31, 2015.

•	Signed new leases totaling 2.1 million square feet at an average annual base rent of $17.68 PSF, including 891,000 square feet at $16.72 PSF in the fourth quarter.
•

Achieved releasing spreads of 4.4x on new leases signed for space currently or formerly occupied by Sears Holdings Corporation (“Sears Holdings”), with new rents averaging $17.86 PSF compared to $4.03 PSF paid by Sears Holdings across 1.9 million square feet on a same-space basis.

•

Increased annual base rent attributable to third-party tenants to 36.1% compared to 24.0% as of December 31, 2015, including all signed leases and net of rent attributable to the associated space to be recaptured.

•	Announced 28 new redevelopment projects with a total projected cost of $335.0 million and completed six previously announced projects with a total cost of approximately $36.5 million.

“In just 18 months, we have established Seritage as one of the most active developers of retail real estate in the country with 48 projects, representing a total investment of over $460 million, completed or commenced,” said Benjamin Schall, President and Chief Executive Officer. “For the 33 projects we’ve initiated fully on our platform, we are expecting incremental returns in excess of 12% on an unlevered basis, and project stabilized income of almost $70 million, an increase of over 330% versus in-place income.  And once completed, more than 90% of the income from these 33 projects will be derived from a diverse group of growing retailers, and less than 10% from Sears Holdings. As we look to 2017, we have a strong pipeline of leasing and redevelopment activity that we’re focused on executing, and expect to realize rental spreads and returns on capital for that pipeline that are consistent with those that we’ve achieved thus far.  We continue to see strong demand for our well-located properties from a range of growing retailers, and are energized to build off our momentum as we diversify our tenant base, grow net operating income and create value for our shareholders.”

Financial Results

For the three months ended December 31, 2016, net loss attributable to Class A and Class C shareholders was $15.0 million, or $0.48 per diluted share, as compared to a net loss of $4.0 million, or $0.13 per diluted share, for the prior year period.  For the year ended December 31, 2016, net loss attributable to Class A and Class C shareholders was $51.6 million, or $1.64 per diluted share.

For the three months ended December 31, 2016, Total NOI, which includes the Company’s proportional share of NOI from 31 properties owned through investments in its unconsolidated JVs, was $48.7 million as compared to $47.0 million for the prior year period.  For the year ended December 31, 2016, Total NOI was $190.5 million.

For the three months ended December 31, 2016, FFO, as calculated in accordance with the National Association of Real Estate Investment Trusts (“NAREIT”) definition, was $34.5 million, or $0.62 per diluted share, as compared to $31.3 million, or $0.56 per diluted share, for the prior year period.  For the year ended December 31, 2016, FFO was $106.5 million, or $1.92 per diluted share.

For the three months ended December 31, 2016, Company FFO was $30.0 million, or $0.54 per diluted share, as compared to $32.9 million, or $0.59 per diluted share, for the prior year period.  For the year ended December 31, 2016, Company FFO was $127.3 million, or $2.29 per diluted share.  The Company makes certain adjustments to FFO, which it refers to as Company FFO, to account for certain non-cash and non-comparable items, such as termination fee income, unrealized gain or loss on interest rate cap, litigation charges, acquisition-related expenses, amortization of deferred financing costs and certain up-front-hiring and personnel costs, that it does not believe are representative of ongoing operating results.  The Company previously referred to this metric as Normalized FFO; the definition and calculation remain the same.

Portfolio Summary

As of December 31, 2016, the Company’s portfolio included interests in 266 retail properties totaling over 42 million square feet of gross leasable area, including 235 wholly-owned properties and 31 properties owned through investments in unconsolidated JVs.  Approximately 50% of the portfolio consisted of properties attached to regional malls and approximately 50% consisted of shopping center or freestanding properties.

The portfolio was 99.2% leased and included 15 properties leased only to third-party tenants, 125 properties leased to Sears Holdings and one or more third-party tenants, and 126 properties leased only to Sears Holdings.  Of the properties leased to Sears Holdings, 169 operated under the Sears brand and 82 operated under the Kmart brand.

Subsequent to December 31, 2016, Sears Holdings vacated 17 Kmart stores pursuant to termination notices previously submitted to the Company (see “Sears Holdings Terminations under the Master Lease”).  Including the effect of the terminations, the portfolio was 95.5% leased.

Development Update

Wholly-Owned Properties

During the year ended December 31, 2016, the Company commenced 28 projects representing an estimated total investment of $335.0 million, including eight new projects representing an estimated total investment of $112.7 million in the fourth quarter.

As of December 31, 2016, the Company’s wholly-owned development pipeline consisted primarily of 33 projects originated on the Seritage platform.  These projects represent an estimated total investment of $399.1 million, of which $353.9 million remained to be spent.  An additional two projects with a total investment of $5.1 million, of which $3.8 million remained to be spent, were acquired by the Company as part of the initial acquisition of its portfolio.

The table below summarizes the Company’s wholly-owned development activity from inception through December 31, 2016:

(dollars in thousands)
			Aggregate	Aggregate
Total		Aggregate	Estimated	Estimated				Estimated
Estimated	Number	Project	Development	Project	Projected Annual Income (2)			Incremental
Project Cost (1)	of Projects	Square Feet	Costs (1)	Costs (1)	Total	Existing	Incremental	Yield (3)
< $10,000	15	883,600	$67,200	$67,200	$14,900	$5,800	$9,100
$10,001 - $20,000	13	1,169,400	176,900	188,800	29,500	8,900	20,600
> $20,000	5	633,100	133,100	143,100	25,300	6,300	19,000
New Projects	33	2,686,100	$377,200	$399,100	$69,700	$21,000	$48,700	12.0 - 13.0%
Acquired projects	15		63,600	63,600
Total	48		$440,800	$462,700

(1)	Total estimated development costs exclude, and total estimated project costs include, termination fees to recapture 100% of certain properties.
(2)	Projected annual income includes assumptions on stabilized rents to be achieved for space under redevelopment. There can be no assurance that stabilized rent targets will be achieved.
(3)	Projected incremental annual income divided by total estimated project costs.

The table below provides additional information, including a brief description, for each of the 33 new redevelopment projects originated on the Seritage platform.  Notably, during the three months ended December 31, 2016, Saks OFF 5th opened at The Marketplace at Braintree, joining Nordstrom Rack and Ulta Beauty and marking the substantial completion of the first redevelopment project originated solely on the Seritage platform.

Total Project Costs under $10 Million
		Total	Estimated	Estimated
		Project	Construction	Substantial
Property	Description	Square Feet	Start	Completion
King of Prussia, PA	Repurpose former auto center space for Outback Steakhouse, Yard House and small shop retail	29,100	Delivered to tenants
Ft. Wayne, IN	Site densification; new outparcel for BJ's Brewhouse	7,594	Underway	Q2 2017
San Antonio, TX	Recapture and repurpose auto center space for Orvis, Jared's Jeweler, Shake Shack and small shop retail	18,890	Underway	Q2 2017
Albany, NY	Recapture and repurpose auto center space for BJ's Brewhouse and additional restaurants	27,973	Underway	Q3 2017
Bowie, MD	Recapture and repurpose auto center space for BJ's Brewhouse	8,202	Underway	Q3 2017
Hagerstown, MD	Recapture and repurpose auto center space for BJ's Brewhouse and additional restaurants	15,427	Underway	Q4 2017
Merrillville, IN	Termination property; redevelopment of existing store for At Home	132,000	Q1 2017	Q2 2017
Roseville, MI	Partial recapture; redevelopment of existing store for At Home	100,374	Q1 2017	Q4 2017
Troy, MI	Partial recapture; redevelopment of existing store for At Home	100,046	Q1 2017	Q4 2017
Warwick, RI	Recapture and repurpose auto center space for BJ's Brewhouse and additional retail	27,906	Q1 2017	Q4 2017
Anderson, SC	Partial recapture; redevelopment of existing building for Burlington Stores	124,331	Q2 2017	Q4 2017
Rehoboth Beach, DE	Partial recapture; redevelopment of existing store to be anchored by Christmas Tree Shops and That! and PetSmart	56,691	Q2 2017	Q1 2018
Kearney, NE	Sears termination property; redevelopment of existing store for PetSmart and additional junior anchors	92,451	Q2 2017	Q2 2018
Elkhart, IN	Termination property; existing store has been released to Big R Stores	86,500	Q3 2017	Q2 2018
Guaynabo, PR	Partial recapture; redevelopment of existing store for Planet Fitness and additional retail	56,100	Q3 2017	Q2 2018

Total Project Costs $10 - $20 Million
		Total	Estimated	Estimated
		Project	Construction	Substantial
Property	Description	Square Feet	Start	Completion
Braintree, MA	100% recapture; redevelopment of existing building for Nordstrom Rack and Saks OFF 5th	90,000	Substantially complete
Honolulu, HI	100% recapture; redevelopment of existing building for Longs Drugs (CVS), PetSmart and Ross Dress for Less	79,000	Underway	Q2 2017
Fairfax, VA	Partial recapture; redevelopment of existing store and attached auto center for Dave & Busters, additional junior anchors and restaurants	110,252	Q1 2017	Q4 2017
Madison, WI	Partial recapture; redevelopment of existing store for Dave & Busters, Total Wine & More, additional junior anchors, small shop retail and restaurants	75,300	Q1 2017	Q4 2017
West Jordan, UT	Partial recapture; redevelopment of existing store and attached auto center for Burlington Stores and small shop retail	81,427	Q1 2017	Q4 2017
Charleston, SC	Partial recapture; redevelopment of existing store and detached auto center for Burlington Stores and additional retail	71,710	Q2 2017	Q1 2018
North Hollywood, CA	Partial recapture; redevelopment of existing store for Burlington Stores and additional junior anchors	79,788	Q2 2017	Q1 2018
Orlando, FL	100% recapture; demolish and construct new buildings for Floor & Décor, Orchard Supply Hardware, small shop retail and restaurants	139,209	Q2 2017	Q2 2018
Springfield, IL	Sears termination property; redevelopment of existing store for Burlington Stores, Binny's Beverage Depot, Outback Steakhouse, additional junior anchors and small shop retail	133,351	Q2 2017	Q2 2018
Santa Cruz, CA	Partial recapture; redevelopment of existing store for TJ Maxx, Homegoods and Petco	62,200	Q3 2017	Q1 2018
Saugus, MA	Partial recapture; redevelopment of existing store and detached auto center for Round 1 Entertainment and restaurants	99,000	Q3 2017	Q1 2018
Carson, CA	Partial recapture; redevelopment of existing store for Burlington Stores and additional retail	77,000	Q3 2017	Q1 2019
Salem, NH	Site densification; new theatre for Cinemark Recapture and repurpose auto center for restaurant space	71,200	Q4 2017	Q3 2018

Total Project Costs over $20 Million
		Total	Estimated	Estimated
		Project	Construction	Substantial
Property	Description	Square Feet	Start	Completion
Memphis, TN	100% recapture; demolish and construct new buildings for LA Fitness, Nordstrom Rack, Ulta Beauty, additional junior anchors, small shop retail and restaurants	135,220	Underway	Q3 2017
Wayne, NJ	Partial recapture; redevelopment of existing store for Dave & Busters, additional junior anchors and restaurants	111,346	Q1 2017	Q4 2017
West Hartford, CT	100% recapture; redevelopment of existing building for REI, Saks OFF Fifth, other junior anchors, Shake Shack and additional small shop retail	147,630	Q1 2017	Q1 2018
St. Petersburg, FL	100% recapture; demolish and construct new buildings for Dick's Sporting Goods, Lucky's Market, PetSmart and additional junior anchors, small shop retail and restaurants	142,366	Q2 2017	Q2 2018
Santa Monica, CA	100% recapture; redevelopment of existing building into premier, mixed-use asset featuring unique, small-shop retail and creative office space	96,500	Q4 2017	Q4 2019

JV Properties

During the three months ended December 31, 2016, Primark opened at Burlington Mall in a store owned by the Company’s unconsolidated JV with Simon Property Group, Inc. (the “Simon JV”).

This opening represents the substantial completion of the third of four JV projects that were in various stages of development when they were acquired by the Company in July 2015.  Earlier in 2016, Primark opened at Danbury Fair Mall and Freehold Raceway Mall in stores owned by the Company’s unconsolidated JV with The Macerich Company (the “Macerich JV”), and, at Staten Island Mall, a Primark store owned by the Company’s unconsolidated JV with GGP Inc. (the “GGP JV”), is under construction.

During the three months ended December 31, 2016, the GGP JV announced plans to recapture space at five locations according to a specific schedule, including Oakbrook Center in Oak Brook, IL, The Mall at Columbia in Columbia, MD, Natick Collection in Natick, MA, Paramus Park in Paramus, NJ and Alderwood in Lynnwood, WA.  The GGP JV will recapture 100% of the space currently occupied by Sears Holdings at Alderwood and Paramus Park, while Sears Holdings will continue to occupy a downsized space at the other locations.

As of December 31, 2016, the GGP JV has initiated redevelopment projects at four additional properties, including Staten Island Mall in Staten Island, NY, Coronado Mall in Albuquerque, NM, Pembroke Lakes Mall in Pembroke Pines, FL, and Valley Plaza Mall in Bakersfield, CA.

Leasing Update

During the year ended December 31, 2016, the Company signed new leases totaling 2.1 million square feet at an average annual base rent of $17.68 PSF, including 891,000 square feet at $16.72 PSF in the fourth quarter.  On a same-space basis, new rents were 4.4x higher than prior rents for space currently or formerly occupied by Sears Holdings, increasing to $17.86 PSF for new tenants compared to $4.03 PSF paid by Sears Holdings across 1.9 million square feet.

The table below provides a summary of the Company’s 2016 leasing activity by quarter, including unconsolidated JVs presented at the Company’s proportional share:

(in thousands except number of leases and PSF data)
	Total				Release of Sears Holdings Space
		Leased	Annual	Annual		Leased	Annual	Annual	Releasing
Quarter	Leases	GLA	Rent	Rent PSF	Leases	GLA	Rent	Rent PSF	Spread
First	7	214	$6,990	$32.60	7	214	$6,990	$32.60	5.7	x
Second	15	422	7,240	17.15	13	363	6,440	17.75	4.7	x
Third	14	543	7,470	13.74	12	456	6,250	13.70	4.0	x
Fourth	29	891	14,900	16.72	27	849	13,930	16.41	4.1	x
Total 2016	65	2,070	$36,600	$17.68	59	1,882	$33,610	$17.86	4.4	x

During the year ended December 31, 2016, the Company added $36.6 million of new third-party income and increased annual base rent attributable to third-party tenants to 36.1% from 24.0% as of December 31, 2015, including all signed leases and net of rent attributable to the associated space to be recaptured.

The table below provides a summary of all of the Company’s signed leases as of December 31, 2016, including unconsolidated JVs presented at the Company’s proportional share:

(in thousands except number of leases and PSF data)
	Number of	Leased	% of Total	Annual	% of Total	Annual
Tenant	Leases	GLA	Leased GLA	Rent	Annual Rent	Rent PSF
Sears Holdings (1)	251	33,663	85.9%	$148,167	63.9%	$4.40
In-Place Third-Party Leases	243	3,325	8.5%	42,356	18.3%	12.74
SNO Third-Party Leases	77	2,218	5.7%	41,152	17.8%	18.55
Sub-Total Third-Party Leases	320	5,543	14.1%	83,508	36.1%	15.07
Total	571	39,206	100.0%	$231,675	100.0%	$5.91

(1)	Leases reflects number of properties subject to the Master Lease and JV Master Leases.

Sears Holdings Terminations under the Master Lease

On January 3, 2017, pursuant to notices previously submitted to the Company and the terms of the Master Lease between subsidiaries of the Company and subsidiaries of Sears Holdings, Sears Holdings vacated 17 stores totaling 1.7 million square feet of gross leasable area.  The aggregate annual base rent at these stores was approximately $6.0 million, or 2.6% of the Company's total annual base rent as of December 31, 2016, including all signed leases.  In connection with the termination, Sears Holdings paid Seritage a termination fee of approximately $10.0 million, an amount equal to one year of the aggregate annual base rent and estimated operating expenses for the 17 properties.

Also on January 3, 2017, pursuant to the terms of the Master Lease between subsidiaries of the Company and subsidiaries of Sears Holdings, Sears Holdings provided notice that it intends to exercise its right to terminate the Master Lease with respect to 19 additional stores totaling 1.9 million square feet of gross leasable area.  The aggregate annual base rent at these stores is approximately $5.9 million, or 2.5% of the Company's total annual base rent as of December 31, 2016, including all signed leases.  Sears Holdings will continue to pay Seritage rent until it vacates the stores which is expected to occur in April 2017.  Pursuant to the Master Lease, Sears Holdings will also pay Seritage a termination fee equal to one year of the aggregate annual base rent and estimated operating expenses for the 19 properties.

Balance Sheet and Liquidity

As of December 31, 2016, the Company’s total market capitalization was $3.6 billion.  Total market capitalization is calculated as the sum of total debt and the market value of the Company's outstanding shares of common stock, assuming conversion of operating partnership units.

Total debt to total market capitalization was 33.1% and net debt to Adjusted EBITDA was 5.6x.  The Company deducts both unrestricted and restricted cash from total debt when calculating net debt.  Reconciliations of net loss attributable to common shareholders to EBITDA, and EBITDA to Adjusted EBITDA, are provided in the tables accompanying this press release.

As of December 31, 2016, the Company had $52.0 million of unrestricted cash and restricted cash of $87.6 million, the substantial majority of which is held in reserve accounts for redevelopment, re-leasing and operating expenses at the Company’s properties.  The Company also had approximately $80.0 million of investment capital available through its $100.0 million future funding facility, of which approximately $20.0 million was drawn as of December 31, 2016.

Mortgage Loan Amendment

In November 2016, the Company and the servicer for its existing mortgage loan facility entered into an amendment to resolve a disagreement regarding one of the cash flow sweep provisions in the loan agreements. The principal terms of the amendment are that the Company has (i) posted $30.0 million, and will post $3.3 million on a monthly basis, to a redevelopment reserve account, which amounts may be used by the Company to fund redevelopment projects and (ii) extended the spread maintenance provision for prepayment of the loan by two months through March 9, 2018 (with the spread maintenance premium for the second month at a reduced amount).  As a result of this amendment and the resolution of the related disagreement, no cash flow sweep was imposed.

Unsecured Term Loan Facility

In February 2017, the Company entered into a $200.0 million senior unsecured delayed draw term loan facility (the “Facility”) with entities controlled by ESL Investments, Inc.  Edward S. Lampert, the Company’s Chairman, is the sole stockholder, chief executive officer and director of ESL Investments, Inc.  The Company expects to use the proceeds of the Facility to fund redevelopment projects and for general corporate purposes.

The total commitments under the Facility are $200.0 million, provided that the maximum draw amount under the Facility through April 30, 2017 is $100.0 million, which amount increases to $150.0 million on May 1, 2017 and $200.0 million on September 1, 2017, in each instance so long as no cash flow sweep period (as defined in the Company’s existing mortgage loan facility on file with the Securities Exchange Commission) is then in effect and continuing as of such date.  Amounts drawn under the Facility and repaid may not be redrawn.

The Facility will mature the earlier of (i) December 31, 2017 and (ii) the date on which the outstanding indebtedness under the Company’s existing mortgage and mezzanine facilities are repaid in full.  The Facility may be prepaid at any time in whole or in part, without any penalty or premium.

The principal amount of loans outstanding under the Facility will bear a base annual interest rate of 6.50%.  If a cash flow sweep period were to occur and be continuing under the Company’s existing mortgage loan indebtedness (i) the interest rate on any outstanding advances would increase from and after such date by 1.50% per annum above the base interest rate and (ii) the interest rate on any advances made after such date would increase by 3.50% per annum above the base interest rate, in each case, for so long as the cash flow sweep is continuing.  Accrued and unpaid interest will be payable in cash, except that during the continuance of a cash flow sweep period under the Company’s existing mortgage loan facility, the Company may defer the payment of interest which deferred amount would be added to the outstanding principal balance of the loans and on which interest would be payable from and after the date of such deferral.

Dividend

On February 28, 2017, the Company’s Board of Trustees declared a first quarter common stock dividend of $0.25 per each Class A and Class C common share.  The dividend will be paid on April 13, 2017 to shareholders of record on March 31, 2017.  Holders of units in Seritage Growth Properties, L.P. (the “Operating Partnership”) are entitled to an equal distribution per each Operating Partnership unit held as of March 31, 2017.

On November 1, 2016, the Company’s Board of Trustees declared a fourth quarter common stock dividend of $0.25 per each Class A and Class C common share.  The dividend was paid on January 12, 2017 to shareholders of record on December 31, 2016.  Holders of units in Seritage Growth Properties, L.P. (the “Operating Partnership”) were entitled to an equal distribution per each Operating Partnership unit held as of December 31, 2016.

Supplemental Report

A Supplemental Report will be available in the Investors section of the Company’s website, www.seritage.com.

Non-GAAP Financial Measures

The Company makes reference to NOI, Total NOI, EBITDA, Adjusted EBITDA, FFO and Company FFO which are financial measures that include adjustments to accounting principles generally accepted in the United States (“GAAP”).

None of Total NOI, EBITDA, Adjusted EBITDA, FFO or Company FFO, are measures that (i) represent cash flow from operations as defined by GAAP; (ii) are indicative of cash available to fund all cash flow needs, including the ability to make distributions; (iii) are alternatives to cash flow as a measure of liquidity; or (iv) should be considered alternatives to net income (which is determined in accordance with GAAP) for purposes of evaluating the Company’s operating performance.  Reconciliations of these measures to the respective GAAP measures we deem most comparable have been provided in the tables accompanying this press release.

Net Operating Income ("NOI”), Total NOI and Annualized Total NOI

NOI is defined as income from property operations less property operating expenses.  The Company believes NOI provides useful information regarding Seritage, its financial condition, and results of operations because it reflects only those income and expense items that are incurred at the property level.

The Company also uses Total NOI, which includes its proportional share of unconsolidated properties.  This form of presentation offers insights into the financial performance and condition of the Company as a whole given the Company’s ownership of unconsolidated properties that are accounted for under GAAP using the equity method.  The Company also considers Total NOI to be a helpful supplemental measure of its operating performance because it excludes from NOI non-recurring items such as termination fee income, as well as non-cash items such as straight-line rent and amortization of lease intangibles.

Annualized Total NOI is an estimate, as of the end of the reporting period, of the annual Total NOI to be generated by the Company’s portfolio including all signed leases and modifications to the Company’s master lease with Sears Holdings with respect to recaptured space.   We calculate Annualized Total NOI by adding or subtracting current period adjustments for leases that commenced or expired during the period to Total NOI (as defined) for the period and annualizing, and then adding estimated annual Total NOI attributable to SNO leases and subtracting estimated annual Total NOI attributable to Sears Holdings’ space to be recaptured.

Annualized Total NOI is a forward-looking non-GAAP measure for which the Company does not believe it can provide reconciling information to a corresponding forward-looking GAAP measure without unreasonable effort.

Earnings Before Interest Expense, Income Tax, Depreciation, and Amortization ("EBITDA") and Adjusted EBITDA

EBITDA is defined as net income less depreciation, amortization, interest expense and provision for income and other taxes.  EBITDA is a commonly used measure of performance in many industries, but may not be comparable to measures calculated by other companies.  The Company believes EBITDA provides useful information to investors regarding its results of operations because it removes the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization).  Management also believes the use of EBITDA facilitates comparisons between the Company and other equity REITs, retail property owners who are not REITs, and other capital-intensive companies.

The Company makes certain adjustments to EBITDA, which it refers to as Adjusted EBITDA, to account for certain non-cash and non-comparable items, such as termination fee income, unrealized gain or loss on interest rate cap, litigation charges, acquisition-related expenses, and certain up-front-hiring and personnel costs, that it does not believe are representative of ongoing operating results.

Funds From Operations ("FFO") and Company FFO

FFO is calculated in accordance with the National Association of Real Estate Investment Trusts ("NAREIT"), which defines FFO as net income computed in accordance with GAAP, excluding gains (or losses) from property sales, real estate related depreciation and amortization, and impairment charges on depreciable real estate assets.  The Company considers FFO a helpful supplemental measure of the operating performance for equity REITs and a complement to GAAP measures because it is a recognized measure of performance by the real estate industry.

The Company makes certain adjustments to FFO, which it refers to as Company FFO, to account for certain non-cash and non-comparable items, such as termination fee income, unrealized gain or loss on interest rate cap, litigation charges, acquisition-related expenses, amortization of deferred financing costs and certain up-front-hiring and personnel costs, that it does not believe are representative of ongoing operating results.  The Company previously referred to this metric as Normalized FFO; the definition and calculation remain the same.

Forward-Looking Statements

This document contains forward-looking statements, which are based on the current beliefs and expectations of management and are subject to significant risks, assumptions and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to:  competition in the real estate and retail industries; our substantial dependence on Sears Holdings; Sears Holdings’ termination and other rights under its master lease with us; risks relating to our recapture and redevelopment activities; contingencies to the commencement of rent under leases; the terms of our indebtedness; restrictions with which we are required to comply in order to maintain REIT status and other legal requirements to which we are subject; and our limited operating history.  For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in filings with the Securities and Exchange Commission.  While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially.  We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Seritage Growth Properties is a publicly-traded, self-administered and self-managed retail REIT with 235 wholly-owned properties and 31 JV properties totaling over 42 million square feet of space across 49 states and Puerto Rico.  Pursuant to a master lease, 203 of the Company’s wholly-owned properties are leased to Sears Holdings and are operated under either the Sears or Kmart brand.  The master lease provides the Company with the right to recapture certain space from Sears Holdings at each property for retenanting or redevelopment purposes.  At several properties, third-party tenants under direct leases occupy a portion of leasable space alongside Sears and Kmart, and 20 properties are leased only to third parties.  The Company also owns 50% interests in 31 properties through JV investments with General Growth Properties, Inc., Simon Property Group, Inc., and The Macerich Company.  A substantial majority of the space at the Company’s JV properties is also leased to Sears Holdings under master lease agreements that provide for similar recapture rights as the master lease governing the Company’s wholly-owned properties.

Contact

Seritage Growth Properties

646-277-1268

IR@Seritage.com

Seritage Growth Properties

Consolidated Balance SheetS

(In thousands, except share and per share amounts)

(Unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Investment in real estate
Land	$840,021	$840,563
Buildings and improvements	839,663	814,652
Accumulated depreciation	(89,940)	(29,076)
	1,589,744	1,626,139
Construction in progress	55,208	13,136
Net investment in real estate	1,644,952	1,639,275
Investment in unconsolidated joint ventures	425,020	427,052
Cash and cash equivalents	52,026	62,867
Restricted cash	87,616	92,475
Tenant and other receivables, net	23,172	9,772
Lease intangible assets, net	464,399	578,795
Prepaid expenses, deferred expenses and other assets, net	15,052	23,123
Total assets	$2,712,237	$2,833,359

LIABILITIES AND EQUITY
Liabilities
Mortgage loans payable, net	$1,166,871	$1,142,422
Accounts payable, accrued expenses and other liabilities	121,055	120,860
Total liabilities	1,287,926	1,263,282

Commitments and contingencies (Note 10)

Shareholders' Equity
Class A shares $0.01 par value; 100,000,000 shares authorized; 25,843,251 and 24,817,842 shares issued and outstanding as of December 31, 2016 and December 31, 2015, respectively	258	248
Class B shares $0.01 par value; 5,000,000 shares authorized; 1,589,020 shares issued and outstanding as of December 31, 2016 and December 31, 2015	16	16
Class C shares $0.01 par value; 50,000,000 shares authorized; 5,754,685 and 6,773,185 shares issued and outstanding as of December 31, 2016 and December 31, 2015, respectively	58	68
Additional paid-in capital	925,563	924,508
Accumulated deficit	(121,338)	(38,145)
Total shareholders' equity	804,557	886,695
Non-controlling interests	619,754	683,382
Total equity	1,424,311	1,570,077
Total liabilities and equity	$2,712,237	$2,833,359

Seritage Growth Properties

Consolidated Statements of OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

				July 7, 2015
	Three Months Ended		Year Ended	(date operations commenced) to
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
REVENUE
Rental income	$49,684	$45,256	$186,421	$86,645
Tenant reimbursements	16,512	14,252	62,253	26,926
Total revenue	66,196	59,508	248,674	113,571
EXPENSES
Property operating	4,334	3,514	21,510	6,329
Real estate taxes	12,580	11,614	43,681	22,355
Depreciation and amortization	55,754	32,972	177,119	65,907
General and administrative	4,365	4,174	17,469	9,956
Litigation charge	—	—	19,000	—
Provision for doubtful accounts	—	—	269	—
Acquisition-related expenses	—	57	73	18,397
Total expenses	77,033	52,331	279,121	122,944
Operating loss	(10,837)	7,177	(30,447)	(9,373)
Equity in income of unconsolidated joint ventures	151	2,052	4,646	4,772
Interest and other income	70	98	266	136
Interest expense	(16,294)	(15,665)	(63,591)	(30,461)
Unrealized loss on interest rate cap	520	(119)	(1,378)	(2,933)
Loss before income taxes	(26,390)	(6,457)	(90,504)	(37,859)
Provision for income taxes	(93)	(493)	(505)	(944)
Net loss	(26,483)	(6,950)	(91,009)	(38,803)
Net loss attributable to non-controlling interests	11,479	2,913	39,451	16,465
Net loss attributable to common shareholders	$(15,004)	$(4,037)	$(51,558)	$(22,338)

Net loss per share attributable to Class A and Class C common shareholders - Basic and diluted	$(0.48)	$(0.13)	$(1.64)	$(0.71)

Weighted average Class A and Class C common shares outstanding - Basic and diluted	31,418	31,391	31,416	31,386

Reconciliation of Net Loss to NOI and Total NOI

				July 7, 2015
	Three Months Ended		Year Ended	(date operations commenced) to
NOI	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net loss	$(26,483)	$(6,950)	$(91,009)	$(38,803)
Termination fee income	(5,288)	—	(5,288)	—
Depreciation and amortization	55,754	32,972	177,119	65,907
General and administrative	4,365	4,174	17,469	9,956
Litigation charge	—	—	19,000	—
Acquisition-related expenses	—	57	73	18,397
Equity in income of unconsolidated joint ventures	(151)	(2,052)	(4,646)	(4,772)
Interest and other income	(70)	(98)	(266)	(136)
Interest expense	16,294	15,665	63,591	30,461
Unrealized loss on interest rate cap	(520)	119	1,378	2,933
Provision for income taxes	93	493	505	944
NOI	$43,994	$44,380	$177,926	$84,887

Total NOI
NOI	43,994	44,380	177,926	84,887
NOI of unconsolidated joint ventures	6,554	8,170	26,611	14,456
Straight-line rent adjustment (1)	(1,642)	(5,229)	(13,168)	(9,353)
Above/below market rental income/expense (1)	(196)	(290)	(877)	(497)
Total NOI	$48,710	$47,031	$190,492	$89,493

(1)	Includes adjustments for unconsolidated joint ventures.

Computation of Annualized Total NOI

	As of	As of
Annualized Total NOI	December 31, 2016	December 31, 2015
Total NOI (per above)	$48,710	$47,031
Current period adjustments (1)	(199)	424
Adjusted Total NOI	48,512	47,455
Annualize	x 4	x 4
Adjusted Total NOI annualized	194,046	189,818
Plus: estimated annual Total NOI - SNO leases	39,217	9,985
Less: estimated annual Total NOI - recaptured Sears space	(6,586)	(863)
Annualized Total NOI	$226,677	$198,940

(1)	Includes adjustments primarily to account for leases not in place for the full period.

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

				July 7, 2015
	Three Months Ended		Year Ended	(date operations commenced) to
EBITDA	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net loss	$(26,483)	$(6,950)	$(91,009)	$(38,803)
Depreciation and amortization	55,754	32,972	177,119	65,907
Depreciation and amortization (unconsolidated joint ventures)	5,465	5,299	21,118	8,987
Interest expense	16,294	15,665	63,591	30,461
Provision for income and other taxes	93	493	505	944
EBITDA	$51,123	$47,479	$171,324	$67,496

Adjusted EBITDA
EBITDA	$51,123	$47,479	$171,324	$67,496
Termination fee income	(5,288)	—	(5,288)	—
Unrealized loss on interest rate cap	(520)	119	1,378	2,933
Litigation charge	—	—	19,000	—
Acquisition-related expenses	—	57	73	18,397
Up-front hiring and personnel costs	—	111	328	1,906
Adjusted EBITDA	$45,315	$47,766	$186,815	$90,732

Reconciliation of Net Loss to FFO and Company FFO

				July 7, 2015
	Three Months Ended		Year Ended	(date operations commenced) to
Funds from Operations	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net loss	$(26,483)	$(6,950)	$(91,009)	$(38,803)
Real estate depreciation and amortization (consolidated properties)	55,521	32,942	176,366	65,877
Real estate depreciation and amortization (unconsolidated joint ventures)	5,465	5,299	21,118	8,987
FFO attributable to common shareholders and unitholders	$34,503	$31,291	$106,475	$36,061

FFO per diluted common share and unit	$0.62	$0.56	$1.92	$0.65

Company Funds from Operations
Funds from Operations attributable to Seritage Growth Properties	$34,503	$31,291	$106,475	$36,061
Termination fee income	(5,288)	—	(5,288)	—
Unrealized loss on interest rate cap	(520)	119	1,378	2,933
Amortization of deferred financing costs	1,340	1,333	5,360	2,657
Litigation charge	—	—	19,000	—
Acquisition-related expenses	—	57	73	18,397
Up-front hiring and personnel costs	—	111	328	1,906
Company FFO attributable to common shareholders and unitholders	$30,035	$32,911	$127,326	$61,954

Company FFO per diluted common share and unit	$0.54	$0.59	$2.29	$1.12

Weighted Average Common Shares and Units Outstanding
Weighted average common shares outstanding	31,418	31,391	31,416	31,386
Weighted average OP units outstanding	24,176	24,176	24,176	24,176
Weighted average common shares and units outstanding	55,594	55,567	55,592	55,562